Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-178833) on Form N-1A of Newfound Risk Managed Global Sectors Fund, Newfound Multi-Asset Income Fund, and Newfound Risk Managed U.S. Sectors Fund, each a separate series of Northern Lights Fund Trust III, of our report dated May 30, 2017, relating to our audits of the financial statements and financial highlights, which appear in the March 31, 2017 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 28, 2017